UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 23, 2012

Booz Allen Hamilton Holding Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34972	26-2634160
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8283 Greensboro Drive, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 902-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

As previously disclosed on July 11, 2012 by Booz Allen Hamilton Holding Corporation ("Booz Allen"), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., the company’s management is exploring, subject to continuing management review and to further consideration and ultimate approval by the company’s Board of Directors, the possible refinancing of approximately $959 million of indebtedness outstanding under its senior secured credit facilities with funded debt under new senior secured credit facilities of up to $1.75 billion. The net proceeds remaining after refinancing existing indebtedness, together with cash on hand of up to approximately $260 million, would be expected to be used, subject to continuing management review and to further consideration and ultimate approval by the company’s Board of Directors, principally to pay a special dividend to the stockholders of Booz Allen in an amount up to approximately $1 billion.

In connection with the potential refinancing transaction, Booz Allen intends to provide potential financing sources with the following financial information. Booz Allen hereby reaffirms its previously issued diluted EPS and Adjusted Diluted EPS guidance for its fiscal year 2013, in each case subject to adjustment for any additional interest expense resulting from the refinancing ("Additional Interest Expense"). As previously reported, Booz Allen expects diluted EPS for its fiscal year 2013 to be in the range of $1.62 to $1.72 per share, and Adjusted Diluted EPS for its fiscal year 2013 to be in the range of $1.71 to $1.81 per share.

Booz Allen also hereby revises its previously issued revenue guidance for the first half of its fiscal year 2013, and while earnings are expected to be in line with prior guidance, Booz Allen now expects revenue growth for the first half of its fiscal year 2013 to be flat to down low single digits, primarily due to a decrease in billable expenses and a lower rate of indirect expenses which reduces revenue under cost reimbursable contracts. The lower rate of indirect expenses is primarily attributable to the cost reduction actions the company implemented in early 2012, and offsets the continued modest growth in direct labor sold. Booz Allen’s previous revenue guidance was for relatively flat to low-single digit revenue growth for the first half of its fiscal year 2013. Given the continuing uncertainty in the second half of Booz Allen’s fiscal year, which coincides with the beginning of a new government fiscal year, Booz Allen is continuing to only provide revenue guidance for the first half of its fiscal year.

The amount of any Additional Interest Expense will not be known until the terms of the refinancing are determined. The refinancing is currently expected to close on or about July 31, 2012. The consummation of the refinancing and payment of any dividends is subject to further consideration and ultimate approval by the company’s Board of Directors. As such, Booz Allen can offer no assurance that either the refinancing or the payment of any dividends will be approved by the company’s Board of Directors or consummated in the amounts, on the terms or within the timeframe that Booz Allen currently contemplates, if at all.

Forward Looking Statements

This report contains, or may be deemed to contain, "forward-looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995). Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue growth, diluted EPS, and Adjusted Diluted EPS, the refinancing transaction, Additional Interest, payment of dividends, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "forecasts," "expects," "intends," "plans," "anticipates," "projects," "outlook," "believes," "estimates," "predicts," "potential," "continue," "preliminary," or the negative of these terms or other comparable terminology. These statements express Booz Allen’s current expectation of future events or its future performance and do not relate directly to historical or current events. As such, Booz Allen’s future actions and related results may vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this report, possibly to a material degree. Booz Allen can offer no assurance that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any long-term goals will be realized. Specifically, the refinancing and payment of a special dividend described in this report are contingent upon, among other things, approval by the company’s Board of Directors, and Booz Allen can offer no assurance that either of these proposed transactions will be approved by the company’s Board of Directors or consummated on the terms or within the timeframe that Booz Allen currently contemplates, if at all. In addition, Booz Allen’s financial outlook and guidance, including forecasted revenue growth, diluted EPS and Adjusted Diluted EPS are estimated and may change. All forward-looking statements included in this report speak only as of the date made, and, except as required by law, Booz Allen undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

No reconciliation of the forecasted range for Adjusted Diluted EPS to diluted EPS for fiscal 2013 is included in this report because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For a definition of Adjusted Diluted EPS, refer to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission on May 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

July 23, 2012	By:	Samuel R. Strickland

Name: Samuel R. Strickland
Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer